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                                                                    Exhibit 99.6

                                 April 23, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

     Re: Circus and Eldorado Joint Venture and Silver Legacy Capital Corp. - Form S-4 Registration Statement Registering 10-1/8% Series B Mortgage Notes Due 2012

Ladies and Gentlemen:

     This letter is being provided pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

     Circus and Eldorado Joint Venture and Silver Legacy Capital Corp. (the "Registrants") have received from their independent auditor, Arthur Andersen LLP ("Andersen") representations to the effect that the audit of the Registrants' consolidated balance sheet as of December 31, 2001 and the related consolidated statements of income, partners' equity and cash flows for the year ended December 31, 2001 was subject to Andersen's quality control system for its United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to the audit of the aforementioned financial statements.


                              Very truly yours,



                              /s/ Bruce C. Sexton
                              -------------------------------------------------
                              Bruce C. Sexton, Controller and
                              Chief Accounting and Financial Officer of
                              Circus and Eldorado Joint Venture and
                              Treasurer and Chief Accounting and
                              Financial Officer of Silver Legacy Capital Corp.